Exhibit 99.1

Colony Credit Real Estate, Inc. Announces

Fourth Quarter and Full Year 2018 Financial Results

LOS ANGELES, February 28, 2019 – Colony Credit Real Estate, Inc. (NYSE: CLNC) (“Colony Credit Real Estate” or the “Company”) today announced its financial results for the fourth quarter and full year ended December 31, 2018.

Kevin P. Traenkle, President and Chief Executive Officer of Colony Credit Real Estate commented, “2018 was a transformational year for Colony Credit Real Estate as we successfully completed our tri-party merger and listed on the NYSE stock exchange. We exceeded our new investment targets by committing over $2 billion of capital, significantly grew total assets with balance across investment type, collateral and geographic diversification, expanded into Europe, de-risked our exposure to retail and hospitality, and prudently increased our leverage. During the quarter, we continued to diversify our portfolio and leveraged Colony’s global infrastructure, international track record and best-in class deal-sourcing and asset management capabilities, including completing our third investment in Europe.”

Mr. Traenkle added, “We’re also actively rotating out of legacy investments that are low-yielding, non-core or that suffered recent credit events. We have decided that the best path forward is to accelerate the monetization of these assets, resulting in this quarter’s approximately $147 million of impairments. Hitting our stride and necessarily putting these low-yielding assets behind us, Colony Credit Real Estate and management are poised to redeploy this liquidity consistent with the successes evidenced throughout 2018, and importantly increase earnings power in 2019.”

Fourth Quarter and Fiscal Year 2018 Significant Developments and Subsequent Events

•	Fourth quarter 2018 GAAP net loss attributable to common stockholders of $(127.1) million, or $(1.00) per diluted share, and core earnings of $(37.3) million, or $(0.29) per diluted share. Excluding: (i) private equity secondaries mark-to-market adjustments of $34.8 million and $34.9 million deferred tax write-off and (ii) $10.2 million of realized losses from sale of property and resolutions of loans: core earnings of $42.6 million, or $0.33 per diluted share

•	Fiscal year 2018 GAAP net loss attributable to common stockholders of $(168.5) million, or $(1.41) per diluted share, and core earnings of $86.1 million, or $0.70 per diluted share. Excluding realized net losses, 2018 core earnings of $175.8 million, or $1.42 per diluted share

•	Undepreciated book value of $2.9 billion, or $21.81 per diluted share, as of December 31, 2018

•

Declared and paid a monthly cash dividend of $0.145 per share of Class A and Class B-3 common stock for October, November and December 2018. The dividend represents an annualized dividend of $1.74 per share of common stock, equating to an 9.8% annualized dividend yield based on the $17.70 closing price on February 26, 2019

•	Subsequent to quarter end, the Company’s Board of Directors declared a monthly cash dividend of $0.145 per share of common stock for January and February 2019

•	During the fourth quarter, allocated and initially funded $561 million and $531 million of capital, respectively. This includes a third European investment in a mixed-use development project

•	For the full year 2018, allocated approximately $2.2 billion of capital across 38 investments with an expected weighted average return on equity of approximately 12%

•

During the fourth quarter, completed a $125 million upsize under the accordion feature of the corporate revolving credit facility, increasing total commitments from $400 million to $525 million. Subsequent to quarter end, executed an additional $35 million upsize from $525 million to $560 million

•	During the fourth quarter, closed on a new master repurchase facility for $300 million, bringing total master repurchase capacity to approximately $2.1 billion at quarter end

•	During the fourth quarter, sold largest non-core operating real estate multi-tenant office portfolio by book value for a total sales price of $177 million

•

During the fourth quarter, recorded $77 million of loan loss provisions at CLNC ownership share related to four separate borrowers as a result of updates to the timing and likely range of outcomes achievable in connection with asset foreclosures and dispositions

•

During the fourth quarter, recorded a $70 million impairment as a result of potential outcomes related to the sale of our real estate private equity investments, which included a $35 million write-off of a deferred tax asset

•	Subsequent to quarter end, allocated and initially funded an additional $247 million and $199 million of capital, respectively

•	As of February 26, 2019, total corporate liquidity of approximately $278 million through cash-on-hand and availability under the corporate revolving credit facility

Common Stock and Operating Partnership Units

On February 1, 2019, all Class B-3 common stock converted to Class A common stock. As of February 26, 2019, the Company had approximately 127.8 million shares of Class A common stock outstanding and the Company’s operating partnership had approximately 3.1 million operating partnership units (“OP units”) outstanding held by members other than the Company or its subsidiaries.

Dividend

The Company’s Board of Directors declared a monthly cash dividend of $0.145 per share of Class A and Class B-3 common stock (the “common stock”) (i) for the monthly period ended October 31, 2018, which was paid on November 9, 2018, to stockholders of record on October 31, 2018, (ii) for the monthly period ended November 30, 2018, which was paid on December 10, 2018, to stockholders of record on November 30, 2018, and (iii) for the monthly period ended December 31, 2018, which was paid on January 10, 2019, to stockholders of record on December 31, 2018.

Subsequent to the end of the fourth quarter, the Company’s Board of Directors declared a monthly cash dividend of $0.145 per share of common stock (i) for the monthly period ended January 31, 2019, which was paid on February 11, 2019, to stockholders of record on January 31, 2019, and (ii) for the monthly period ended February 28, 2019, which will be paid on March 11, 2019, to stockholders of record on February 28, 2019.

Common Stock Repurchase Plan

The Company’s Board of Directors have authorized a stock repurchase program, under which the Company may repurchase up to $300 million of its outstanding Class A common stock until March 31, 2020 (the “Stock Repurchase Program”), replacing the Company’s prior stock repurchase program announced in February 2018. Under the Stock Repurchase Program, the Company may repurchase shares in open market purchases, in privately negotiated transactions or otherwise. The Stock Repurchase Program will be utilized at management’s discretion and in accordance with the requirements of the Securities and Exchange Commission. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate requirements and other conditions.

Non-GAAP Financial Measures and Definitions

Core Earnings

We present Core Earnings, which is a non-GAAP supplemental financial measure of our performance. We believe that Core Earnings provides meaningful information to consider in addition to our net income and cash flow from operating activities determined in accordance with U.S. GAAP. This supplemental financial measure helps us to evaluate our performance excluding the effects of certain transactions and U.S GAAP adjustments that we believe are not necessarily indicative of our current portfolio and operations. We also use Core Earnings to determine the incentive fees we pay to our Manager. For information on the fees we pay our Manager, see Note 11, “Related Party Arrangements” to our consolidated financial statements included in Form 10-K. In addition, we believe that our investors also use Core Earnings or a comparable supplemental performance measure to evaluate and compare the performance of us and our peers, and as such, we believe that the disclosure of Core Earnings is useful to our investors.

We define Core Earnings as U.S. GAAP net income (loss) attributable to our common stockholders (or, without duplication, the owners of the common equity of our direct subsidiaries, such as our OP) and excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with our formation, (iii) the incentive fee, (iv) acquisition costs from successful acquisitions, (v) depreciation and amortization, (vi) any unrealized gains or losses or other similar non-cash items that are included in net income for the current quarter, regardless of whether such items are included in other comprehensive income or loss, or in net income, (vii) one-time events pursuant to changes in U.S. GAAP and (viii) certain material non-cash income or expense items that in the judgment of management should not be included in Core Earnings. For clauses (vii) and (viii), such exclusions shall only be applied after discussions between our Manager and our independent directors and after approval by a majority of our independent directors. Core Earnings reflects adjustments to U.S. GAAP net income to exclude impairment of real estate and provision for loan losses. Such impairment and losses may ultimately be realized, in part or full, upon a sale or monetization of the related investments and such realized losses would be reflected in Core Earnings.

Core Earnings does not represent net income or cash generated from operating activities and should not be considered as an alternative to U.S. GAAP net income or an indication of our cash flows from operating activities determined in accordance with U.S. GAAP, a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating Core Earnings may differ from methodologies employed by other companies to calculate the same or similar non-GAAP supplemental financial measures, and accordingly, our reported Core Earnings may not be comparable to the Core Earnings reported by other companies.

The Company calculates core earnings per share, a non-GAAP financial measure, based on a weighted average number of common shares and operating partnership units (held by members other than the Company or its subsidiaries).

Return on Equity

We present Return on Equity (“ROE”), which is a supplemental financial measure that represents the initial net investment-level earnings generated by an investment expressed as a percentage of the net equity capital invested. The Company calculates net investment-level earnings for investments in loans and CRE debt securities as the sum of the stated cash coupon income and any non-cash income (such as payment in-kind income and amortization/accretion of purchase discounts and origination, extension and exit fees) less investment-level financing costs. For investments in net lease real estate, the Company calculates net investment-level earnings by subtracting investment-level financing costs from net operating income. Net equity capital invested is calculated by taking the gross initial invested capital less any financing. With respect to certain loans and investment-level financing, the Company assumes the one-month USD LIBOR as of December 31, 2018 when calculating ROE. The Company’s ROE calculation relies on a number of assumptions and estimates that are subject to change, some of which are outside the control of the Company. Actual results may differ materially from the Company’s expectations. As such, there can be no assurance that the actual ROE will be equivalent to the estimated ROE. In addition, the Company’s methodology for calculating ROE may differ from methodologies employed by other companies to calculate the same or similar supplemental financial measures, and accordingly, the presented ROE may not be comparable to the ROE reported by other companies.

Fourth Quarter 2018 Conference Call

The Company will conduct a conference call to discuss the financial results on February 28, 2019 at 2:00 p.m. PT / 5:00 p.m. ET. To participate in the event by telephone, please dial (877) 407-0784 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed on the Shareholders section of the Company’s website at www.clncredit.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting February 28, 2019, at 5:00 a.m. PT / 8:00 p.m. ET, through March 7, 2019, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13687086. International callers should dial (412) 317-6671 and enter the same conference ID number.

Supplemental Financial Report

A Fourth Quarter 2018 Supplemental Financial Report will be available on the Company’s website at www.clncredit.com. This information will be furnished to the SEC in a Current Report on Form 8-K.

About Colony Credit Real Estate, Inc.

Colony Credit Real Estate (NYSE: CLNC) is one of the largest publicly traded commercial real estate (CRE) credit REITs, focused on originating, acquiring, financing and managing a diversified portfolio consisting primarily of CRE senior mortgage loans, mezzanine loans, preferred equity, debt securities and net leased properties predominantly in the United States. Colony Credit Real Estate is externally managed by a subsidiary of leading global real estate and investment management firm, Colony Capital, Inc. Colony Credit Real Estate is organized as a Maryland corporation that intends to elect to be taxed as a REIT for U.S. federal income tax purposes for its taxable year ending December 31, 2018. For additional information regarding the Company and its management and business, please refer to www.clncredit.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: operating costs and business disruption may be greater than expected; the Company’s operating results may differ materially from the information presented in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018; the fair value of the Company’s investments may be subject to uncertainties; the Company’s use of leverage could hinder its ability to make distributions and may significantly impact its liquidity position; given the Company’s dependence on its external manager, an affiliate of Colony Capital, Inc., any adverse changes in the financial health or otherwise of its manager or Colony Capital, Inc. could hinder the Company’s operating performance and return on stockholder’s investment; the ability to realize substantial efficiencies as well as anticipated strategic and financial benefits, including, but not limited to expected returns on equity and/or yields on investments; and the impact of legislative, regulatory and competitive changes. The foregoing list of factors is not exhaustive. Additional information about these and other factors can be found in in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as in Colony Credit Real Estate’s other filings with the Securities and Exchange Commission.

We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony Credit Real Estate is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony Credit Real Estate does not intend to do so.

Investor Relations

Colony Credit Real Estate, Inc.

Addo Investor Relations

Lasse Glassen

310-829-5400

Colony Credit Real Estate was formed on January 31, 2018, through the combination of a select commercial real estate debt and credit real estate portfolio of Colony Capital, Inc. (“Colony Capital Investment Entities”) with substantially all of the assets and liabilities of NorthStar Real Estate Income Trust, Inc. and all of the assets and liabilities of NorthStar Real Estate Income II, Inc. For the period ending and prior to December 31, 2017, the following financial statements represent only the results of operations for the Colony Capital Investment Entities, the Company’s accounting predecessor, on a stand-alone basis. As a result, comparisons of the Company’s period to period accompanying consolidated financial information may not be meaningful.

COLONY CREDIT REAL ESTATE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$77,317	$25,204
Restricted cash	110,146	41,901
Loans and preferred equity held for investment, net	2,020,497	1,300,784
Real estate securities, available for sale, at fair value	228,185	—
Real estate, net	1,959,690	219,740
Investments in unconsolidated ventures ($160,851 and $24,417 at fair value, respectively)	903,037	203,720
Receivables, net	48,806	35,512
Deferred leasing costs and intangible assets, net	134,068	11,014
Other assets	62,006	1,527
Mortgage loans held in securitization trusts, at fair value	3,116,978	—

Total assets	$8,660,730	$1,839,402

Liabilities
Securitization bonds payable, net	$81,372	$108,679
Mortgage and other notes payable, net	1,173,019	280,982
Credit facilities	1,365,918	—
Due to related party	15,019	—
Accrued and other liabilities	106,187	5,175
Intangible liabilities, net	15,096	36
Escrow deposits payable	65,995	36,960
Dividends payable	18,986	—
Mortgage obligations issued by securitization trusts, at fair value	2,973,936	—

Total liabilities	5,815,528	431,832

Commitments and contingencies
Equity
Stockholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding as of December 31, 2018 and December 31, 2017	—	—
Common stock, $0.01 par value per share
Class A, 905,000,000 shares authorized, 83,410,376 and 100 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	834	—
Class B-3, 45,000,000 shares authorized, 44,399,444 and no shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	444	—
Additional paid-in capital	2,899,353	821,031
Retained earnings (accumulated deficit)	(193,327)	258,777
Accumulated other comprehensive loss	(399)	—

Total stockholders’ equity	2,706,905	1,079,808
Noncontrolling interests in investment entities	72,683	327,762
Noncontrolling interests in the Operating Partnership	65,614	—

Total equity	2,845,202	1,407,570

Total liabilities and equity	$8,660,730	$1,839,402

COLONY CREDIT REAL ESTATE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net interest income
Interest income	$38,580	$31,772	$151,653	$140,214
Interest expense	(16,808)	(4,574)	(47,074)	(21,019)
Interest income on mortgage loans held in securitization trusts	38,749	—	143,371	—
Interest expense on mortgage obligations issued by securitization trusts	(35,380)	—	(132,411)	—

Net interest income	25,141	27,198	115,539	119,195
Property and other income
Property operating income	58,633	6,543	178,339	23,750
Other income	499	132	3,651	791

Total property and other income	59,132	6,675	181,990	24,541
Expenses
Management fee expense	11,522	—	43,190	—
Property operating expense	24,430	2,271	73,616	7,978
Transaction, investment and servicing expense	(1,412)	444	36,800	2,570
Interest expense on real estate	13,990	1,336	43,437	5,095
Depreciation and amortization	18,297	1,570	90,986	9,137
Provision for loan losses	79,369	518	113,911	518
Impairment of operating real estate	2,435	—	31,813	—
Administrative expense (including $3,208, $0, $7,113 and $0 of equity-based compensation expense, respectively)	9,725	3,015	26,634	12,669

Total expenses	158,356	9,154	460,387	37,967

Other income (loss)
Unrealized gain on mortgage loans and obligations held in securitization trusts, net	1,749	—	5,003	—
Realized loss on mortgage loans and obligations held in securitization trusts, net	(695)	—	(3,447)	—
Other gain (loss) on investments, net	(3,226)	3	(2,766)	(390)

Income (loss) before equity in earnings of unconsolidated ventures and income taxes	(76,255)	24,722	(164,068)	105,379
Equity in earnings of unconsolidated ventures	(15,999)	9,410	23,774	24,709
Income tax expense	(39,906)	(2,081)	(37,059)	(2,208)

Net income (loss)	(132,160)	32,051	(177,353)	127,880
Net (income) loss attributable to noncontrolling interests:
Investment entities	1,983	(10,634)	4,771	(39,376)
Operating Partnership	3,088	—	4,084	—

Net income (loss) attributable to Colony Credit Real Estate, Inc. common stockholders	$(127,089)	$21,417	$(168,498)	$88,504

Net income (loss) per common share – basic and diluted	$(1.00)	$0.45	$(1.41)	$1.86

Weighted average shares of common stock outstanding – basic and diluted	$127,872	$44,399	$120,677	$44,399

COLONY CREDIT REAL ESTATE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

GAAP Net Loss to Core Earnings

	Three Months Ended December 31, 2018	Year Ended December 31, 2018
Net loss attributable to Colony Credit Real Estate, Inc. common stockholders	$(127,089)	$(168,498)
Adjustments:
Net income attributable to noncontrolling interest of the Operating Partnership	(3,088)	(4,084)
Non-cash equity compensation expense	3,208	7,113
Transaction costs	(1,045)	31,882
Depreciation and amortization	19,161	93,272
Net unrealized loss:
Provision for loan losses(1)	79,369	114,428
Impairment of operating real estate(1)	2,435	31,813
Other unrealized loss	2,241	1,568
Depreciation, amortization and impairment previously adjusted for Core earnings (loss) on real estate sold	(9,491)	(9,491)
Adjustments related to noncontrolling interests in investment entities	(3,041)	(11,891)

Core earnings (loss) attributable to Colony Credit Real Estate, Inc. common stockholders and noncontrolling interest of the Operating Partnership(1)	$(37,340)	$86,112

Core earnings (loss) per share(2)(3)	$(0.29)	$0.70

Weighted average number of common shares and OP units(2)(3)	130,948	123,752

(1)

Core earnings reflects adjustments to U.S. GAAP net income to exclude impairment of real estate and provision for loan losses. Upon realization of the related investments, such impairment and losses, to the extent realized, would be reflected in Core Earnings

(2)

The Company calculates core earnings per share, a non-GAAP financial measure, based on a weighted average number of common shares and OP units (held by members other than the Company or its subsidiaries). For the fourth quarter 2018, the weighted average number of common shares and OP units was approximately 130.9 million

(3)

The Company calculates core earnings per share, a non-GAAP financial measure, based on a weighted average number of common shares and OP units (held by members other than the Company or its subsidiaries). For Core Earnings per share, the Company assumes 44.4 million shares of Class B-3 stock and 3.1 million of OP units were outstanding prior to January 31, 2018 to reflect the standalone pre-merger financial information of the accounting acquirer. Following January 31, 2018, the Company assumes approximately 131.0 million of shares of Class A common stock, Class B-3 common stock and OP units were outstanding. For the year ended 2018, the weighted average number of common shares and OP units was approximately 123.8 million

GAAP Book Value to Undepreciated Book Value

As of December 31, 2018
GAAP book value (excluding noncontrolling interests in investment entities)	$2,772,519
Accumulated depreciation and amortization	82,398

Undepreciated book value	$2,854,917

Undepreciated book value per share(1)	$21.81

Total common shares and OP units outstanding(1)	130,885

(1)

The Company calculates undepreciated book value per share, a non-GAAP financial measure, based on the total number of common shares and OP units (held by members other than the Company or its subsidiaries) outstanding at the end of the reporting period. As of December 31, 2018, the total number of common shares and OP units outstanding was approximately 130.9 million